UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 0-22750

Royale Energy Funds, Inc.
(Exact name of registrant as specified in its charter)

1870 Cordell Court
 El Cajon, CA 92020
(Address of principal executive office)
Issuer's telephone number:   (619) 383-6600

Common Stock, no par value per share
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remain)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[ ] Rule 12g-4(a)(1)

[ ] Rule 12g-4(a)(2)

[ ] Rule 12h-3(b)(1)(i)

[ X ] Rule 12h-3(b)(1)(ii)

[ X ] Rule 15d-6

Approximate number of holders of record as of the certification or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934, Royale Energy Funds, Inc. has duly caused this certification/notice to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2018		ROYALE ENERGY FUNDS, INC.

	By:	/s/ Stephen M. Hosmer, Chief Financial Officer